UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 22, 2023

IGM Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39045	77-0349194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Middlefield Road

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 965-7873

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IGMS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 22, 2023, IGM Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC, as representatives (the “Representatives”) of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Public Offering”) of 1,597,827 shares of the Company’s common stock, par value $0.01 per share (the “Voting Shares”), and 9,000,000 shares of the Company’s non-voting common stock, par value $0.01 per share (the “Non-Voting Shares” and, together with the Voting Shares, the “Underwritten Shares”). Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days from the date of the Underwriting Agreement to purchase up to an additional 1,589,673 shares of common stock (together with the Underwritten Shares, the “Shares”), which the Underwriters fully exercised on June 23, 2023. All of the Shares are being sold by the Company. The offering price of the Underwritten Shares to the public is $8.00 per share. The Underwriters will purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $7.56 per Underwritten Share.

The gross proceeds to the Company from the Public Offering are expected to be approximately $84.8 million before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. Subject to the satisfaction of customary closing conditions, the Public Offering is expected to close on June 26, 2023, other than with respect to 5,625,000 Non-Voting Shares, the settlement of which is expected to occur on July 3, 2023.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The Public Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-268136) (the “Registration Statement”) and the related prospectus supplement and the accompanying prospectus, in each case filed with the Securities and Exchange Commission (the “Commission”).

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

A copy of the opinion of Wilson Sonsini Goodrich & Rosati, P.C. relating to the validity of the Shares is filed as Exhibit 5.1 hereto and is incorporated by reference into the Registration Statement.

Common Stock Purchase Agreement

On June 22, 2023, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with a fund affiliated with Redmile Group, LLC (collectively, “Redmile”). The Purchase Agreement provides that, subject to the closing of the Public Offering and the satisfaction of other customary closing conditions, Redmile will purchase 2,812,500 Non-Voting Shares (the “Redmile Shares”) at a price per share of $8.00, which is equal to the offering price to the public in the Public Offering. The issuance of the Redmile Shares will be made in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The gross proceeds to the Company from the sale of the Redmile Shares are expected to be $22.5 million. The issuance of the Redmile Shares is expected to occur on June 26, 2023, subject to the satisfaction of the closing conditions referenced above.

Redmile is affiliated with one of the Company’s directors, Michael Lee, and is a significant stockholder of the Company.

For information on the convertibility of Non-Voting Shares into Voting Shares, reference is made to the description of securities filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 30, 2023, which description is incorporated herein by reference.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

See the description set forth in Item 1.01 above under the caption “Common Stock Purchase Agreement”, which is incorporated into this Item 3.02 by reference. The Redmile Shares will be issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act in a transaction not involving a public offering of such shares.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 22, 2023, among IGM Biosciences, Inc. and the Representatives

5.1	Opinion of Wilson Sonsini Goodrich & Rosati

10.1	Common Stock Purchase Agreement, dated as of June 22, 2023, between IGM Biosciences, Inc. and RedCo II Master Fund, L.P.

23.1	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGM BIOSCIENCES, INC.

By:	/s/ Misbah Tahir
Misbah Tahir
Chief Financial Officer

Date: June 23, 2023